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                    CERTIFICATE OF AMENDMENT

                             TO THE

                  CERTIFICATE OF INCORPORATION

                               OF

                   ACCLAIM ENTERTAINMENT, INC.

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                    Under Section 242 of the
                     General Corporation Law

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     The undersigned officer of Acclaim Entertainment, Inc., a
Delaware corporation (the "Corporation"), in order to amend the Certificate of Incorporation of the Corporation, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     1.   Part A of Article FOURTH of the Certificate of
Incorporation of the Corporation is hereby amended and restated to read as follows:

          "FOURTH: A. The Corporation shall be authorized to issue (i) one hundred million (100,000,000) shares of common stock, par value $0.02 per share, and (ii) one million (1,000,000) shares of preferred stock, par value $0.01 per share, of which 200,000 shares of preferred stock are designated Series A Preferred Stock and which shall have the powers, designations, preferences, rights, limitations and qualifications hereinafter set forth in part D of this Article FOURTH."

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     2.   The foregoing amendment to the Certificate of
Incorporation of the Corporation was duly adopted by unanimous written consent of the Board of Directors of the Corporation dated as of December 15, 1994, and by the affirmative vote of a majority of the outstanding stock entitled to vote thereon, at a special meeting of the stockholders of the Corporation held on January 31, 1995.

     IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by Anthony R. Williams, its Executive Vice
President on January 31, 1995.

                              ACCLAIM ENTERTAINMENT, INC.

                              By   Anthony R. Williams
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                                Name:  Anthony R. Williams
                                Title: Executive Vice President